Exhibit 10.6

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

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COLLABORATION AGREEMENT

by and between

EUREKA THERAPEUTICS, INC.

and

IMUGENE LIMITED

October 29, 2021

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TABLE OF CONTENTS

Exhibit A – Research Plan

Schedule 1.26 – Eureka Technology

Schedule 1.39 – Imugene Technology

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COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this “Agreement”) is made effective as of October 29, 2021 (the “Effective Date”) by and between EUREKA THERAPEUTICS, INC., a Delaware corporation having an address at 5858 Horton Street, Suite 170, Emeryville, CA 94608 USA (“Eureka”), and IMUGENE LIMITED, a Australian corporation with a place of business at Suite 804, Level 8, 37 Bligh Street, Gadigal Country, Sydney, NSW, 2000 Australia (“Imugene”). Eureka and Imugene are each hereafter referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Eureka is focused on developing novel T-cell therapies to treat cancer;

WHEREAS, Imugene is focused on developing B cell immunotherapies and novel oncolytic virus therapies for patients with cancer;

WHEREAS, the Parties desire to conduct a collaboration whereby, among other things, the Parties will conduct certain preclinical research projects to interrogate certain of Eureka’s technologies in combination with certain of Imugene’s technologies for efficacy in solid tumors, to be described in the Research Plan attached hereto.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement will have the meanings specified below or elsewhere herein.

1.1	“Affiliate” means any Person who directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with another Person. A Person will only be considered an Affiliate during the duration of such control. For purposes of this definition, “control” or “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of capital stock, by contract, or agreement or otherwise. For clarity, Eureka and Imugene will not be considered Affiliates of each other.

1.2	“Agreement” has the meaning set forth in the Preamble.

1.3	“Allowable Overruns” means, for the Research Program in the aggregate, any Out-of- Pocket Costs incurred by or on behalf of a Party in any Calendar Year in the performance of Research Activities that (a) is not attributable to any breach of this Agreement by Eureka and (b) exceeds the annual amount of the Research Budget for the Research Program by the lesser of [***].

1.4	“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act 1977, the UK Bribery Act 2010 and any other applicable Laws for the prevention of fraud, corruption, racketeering, money laundering or terrorism.

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1.5	“Arbitration Draft” has the meaning set forth in Section 4.4.2(b) (Arbitration for Failure to Agree).

1.6	“Arbitration Notice” has the meaning set forth in Section 4.4.2(b) (Arbitration for Failure to Agree).

1.7	“Assignee Party” has the meaning set forth in Section 4.2.5 (Ownership of Improvements).

1.8	“Assigning Party” has the meaning set forth in Section 4.2.5 (Ownership of Improvements).

1.9	“Background Technology” means any Intellectual Property Rights that (a) are Controlled by a Party prior to the Effective Date, (b) are developed independently by or on behalf of a Party in the performance of activities outside the scope of this Agreement, or (c) are acquired, licensed, or sublicensed from a Third Party by a Party after the Effective Date (or otherwise come into the Control of a Party).

1.10	“Business Day” means any day other than a Saturday or Sunday on which banking institutions in San Francisco, California are open for business.

1.11	“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31.

1.12	“Change of Control” means, with respect to a Party, (a) a merger, consolidation, recapitalization, or reorganization of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger, consolidation, recapitalization, or reorganization, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of 50% or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the purpose of financing the operations of the applicable Party or changing the form or jurisdiction of organization of such Party (such as an initial public offering or other offering of equity securities to non-strategic investors or corporate reorganization) will not be deemed a “Change of Control” for purposes of this Agreement.

1.13	“Co-Development Agreement” has the meaning set forth in Section 4.4.1 (Joint Development and Commercialization).

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1.14	“Confidential Information” means (a) any information relating to this Agreement, including the terms and existence of this Agreement, and (b) all trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical or biological materials, techniques, marketing plans, strategies, financial information, customer lists, organizational charts or other information that has been created, discovered, or developed by a Party, as well as any other information and materials that are confidential or proprietary to or by a Party (including all such information and materials of any Third Party), in each case, that are disclosed by such Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the Receiving Party by the Disclosing Party in oral, written, graphic, or electronic form. Each Party will be considered a Receiving Party with respect to the terms and existence of this Agreement.

1.15	“Contract” will mean any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement, or other contract, whether written or oral.

1.16	“Control” or “Controlled” means (a) with respect to any Patent Rights or Know-How, the possession by a Party (or its Affiliates, as the case may be) of the ability (whether by sole or joint ownership, license, or otherwise, other than pursuant to the license grants under this Agreement) to grant a license or sublicense of such Patent Rights or Know-How as provided for herein without violating the terms of any Contract between such Party (or its Affiliates) and any Third Party; and (b) with respect to any product, the possession by a Party of the ability (whether by sole or joint ownership, license, or otherwise, other than pursuant to the license grants under this Agreement) to grant a license or sublicense of rights under Patent Rights that Cover such product or Know-How, provided that such rights must include at least one exclusive right, that is used in connection with the manufacture, use, or commercialization of such product.

1.17	“Cover” means, as to a particular subject matter at issue and a claim of a relevant Patent Right, that the making, using, selling, offering for sale, or importation of such subject matter would be within the scope of one or more claims of such Patent Right.

1.18	“Develop,” “Developing,” or “Development” means all activities relating to research, non-clinical, preclinical, and clinical development, toxicology testing, statistical analysis and reporting, preparation and submission of applications (except for CMC information) for Regulatory Approval of a product, all other non-CMC activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining, supporting, or maintaining all Regulatory Approvals for a product and all other development-related activities for a product.

1.19	“Disclosing Party” has the meaning set forth in Section 1.14 (Confidential Information).

1.20	“Discovery Construct” has the meaning set forth in Section 3.1.1 (Research Plan).

1.21	“Discovery Data” has the meaning set forth in Section 3.5 (Discovery Data).

1.22	“Dispute” has the meaning set forth in Section 10.1 (Disputes).

1.23	“Effective Date” has the meaning set forth in the Preamble.

1.24	“Eureka” has the meaning set forth in the Preamble.

1.25	“Eureka Background Patent Right” means any Patent Right included in the Eureka Background Technology.

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1.26	“Eureka Background Technology” means all Background Technology Controlled by Eureka or any of its Affiliates and all Eureka Improvements, including any Know-How, and Patent Rights set forth on Schedule 1.26, as updated from time to time.

1.27	“Eureka Improvements” means all Improvements specifically related to any Background Technology Controlled by Eureka in existence at the time of discovery of the applicable Improvement and not related to any Imugene Background Technology.

1.28	“Eureka Indemnitees” means Eureka, its Affiliates and the directors, officers, employees, and agents of Eureka and its Affiliates.

1.29	“Eureka’s Knowledge” means, together with words and phrases of similar import, the actual knowledge of Eureka’s Chief Executive Officer, without the requirement to conduct any special search or investigation.

1.30	“Eureka Research Activities” means those Research Activities allocated to be performed by or on behalf of Eureka under the Research Plan.

1.31	“Eureka Technology” means the Eureka Background Technology and Eureka’s interest in the Joint Collaboration Technology.

1.32	“Executive Officers” has the meaning in Section 2.4.2 (Decisions of the JSC).

1.33	“FDA” means the United States Food and Drug Administration and any successor agency or authority thereto.

1.34	“FTE” means a qualified full-time person, or more than one person working the equivalent of a full time person, where “full time” is based upon a total of 1,800 working hours per calendar year. Overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g. time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.

1.35	“Governmental Authority” means any federal, state, local, or foreign government, any governmental, regulatory or administrative authority, agency, bureau or commission or any court, tribunal or judicial or arbitral body.

1.36	“Improvements” means any Inventions that are made, conceived, discovered, or otherwise generated by or on behalf of either Party (or its Affiliates or Sublicensees), whether solely or jointly with others, in the performance of activities under this Agreement, including under the Research Program, whether or not patented or patentable, and that specifically relate to the Background Technology of one Party and that do not relate to any Background Technology of the other Party.

1.37	“Imugene” has the meaning set forth in the Preamble.

1.38	“Imugene Background Patent Right” means any Patent Right included in the Imugene Background Technology.

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1.39	“Imugene Background Technology” means all Background Technology Controlled by Imugene or any of its Affiliates and all Imugene Improvements, including any Know-How, and Patent Rights set forth on Schedule 1.39, as updated from time to time.

1.40	“Imugene Improvements” means all Improvements specifically related to any Background Technology Controlled by Imugene in existence at the time of discovery of the applicable Improvement and not related to any Eureka Background Technology.

1.41	“Imugene Indemnitees” means Imugene, its Affiliates, and the directors, officers, employees, and agents of Imugene and its Affiliates.

1.42	“Imugene’s Knowledge” means, together with words and phrases of similar import, will mean the actual knowledge of Imugene’s Chief Executive Officer, without the requirement to conduct any special search or investigation.

1.43	“Imugene Research Activities” means those Research Activities allocated to be performed by or on behalf of Imugene under the Research Plan.

1.44	“Imugene Technology” means the Imugene Background Technology and Imugene’s interest in the Joint Collaboration Technology.

1.45	“IND” means an Investigational New Drug application required pursuant to 21 C.F.R. Part 312 or any comparable filings outside of the United States required to commence human clinical trials in such country or region, and all supplements or amendments that may be filed with respect to the foregoing.

1.46	“Indemnifying Party” has the meaning set forth in Section 8.3 (Indemnification Procedures).

1.47	“Indemnitee” means a Eureka Indemnitee or a Imugene Indemnitee, as applicable.

1.48	“Intellectual Property Rights” means all proprietary rights throughout the world, however denominated (whether registered or unregistered), including (a) Patent Rights, (b) copyrights and design rights, (c) Trademarks and all goodwill associated with any and all of the foregoing, (d) Know-How, (e) database rights, (f) domain names, and (g) all other intellectual property rights and all registrations, applications, and rights to apply for any of them.

1.49	“Invention” means any new and useful process, manufacture, or composition of matter, know-how, or other invention that is conceived and first reduced to practice, constructively or actually, by either Party or jointly by the Parties in the course of performance of activities under this Agreement.

1.50	“In-Vitro Costs” means all direct expenses paid by a Party or its Affiliates to Third Parties in connection with respect to the research activities to be performed under the Research Plan to the extent such costs are in consideration for or otherwise allocable to in vitro research or in vitro experiments.

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1.51	“IP Counsels” has the meaning set forth in Section 4.2.4 (Ownership Dispute).

1.52	“Joint Collaboration Patent Rights” means any Patent Rights included in the Joint Collaboration Technology.

1.53	“Joint Collaboration Technology” has the meaning set forth in Section 4.2.2 (Joint Collaboration Technology).

1.54	“JSC” has the meaning set forth in Section 2.1 (Joint Working Group).

1.55	“JSC Meetings” has the meaning set forth in Section 2.1 (Joint Working Group).

1.56	“Know-How” means any proprietary or confidential information and materials, including records, discoveries, inventions, improvements, modifications, processes, techniques, methods, assays, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how and trade secrets, technology, compositions, reagents, constructs, compounds, discoveries, results of experimentation or testing, skill and experience, papers, invention disclosures, blueprints, drawings, research data and results, flowcharts, diagrams, chemical compositions, formulae, diaries, notebooks, compilations of information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, and all rights related thereto (in each case, patentable, copyrightable, or otherwise).

1.57	“Law” means applicable federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, or regulation that is issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under the authority of any Governmental Authority.

1.58	“Losses” has the meaning set forth in Section 8.1 (Indemnification by Imugene).

1.59	“Out-of-Pocket Costs” means, with respect to the research activities to be performed under the Research Plan and the corresponding Research Budget included in such Research Plan, direct expenses paid by a Party or its Affiliates to Third Parties and specifically identifiable in the applicable Research Budget and incurred to conduct such activities in the applicable Research Budget, including reasonable and allocable expenses for reagents, materials, and equipment (including reagents, materials, and equipment purchased by a Party for use by the Third Party), but expressly excluding any personnel costs or any other internal costs of a Party or its Affiliates.

1.60	“Party” and “Parties” have the meaning set forth in the Preamble.

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1.61	“Patent Rights” means (a) any and all United States and foreign patents or patent applications; (b) any and all foreign patent applications, foreign patents or related foreign patent documents that claim priority to the patents or patent applications in (a); (c) any and all patents issuing from the foregoing; (d) any and all claims of continuation-in-part applications that claim priority to such United States patent applications, and such claims in any patents issuing from such continuation-in-part applications, but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 USC §112; and (e) any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions and extensions of the foregoing, and all foreign equivalents thereof.

1.62	“Person” means any individual, corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, or any other entity or body (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

1.63	“Receiving Party” has the meaning set forth in Section 1.14 (Confidential Information).

1.64

1.65	“Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval or, to the extent required for such country, extra-national territory, province, state, or other or regulatory jurisdiction, pricing or reimbursement approval, in each case, of a biopharmaceutical product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, including the FDA, the EMA and, the European Commission, and in each case, including any successor thereto.

1.66	“Research Activities” has the meaning set forth in Section 3.2.2 (Research Activities).

1.67	“Research Budget” has the meaning set forth in Section 3.1.2 (Research Budget).

1.68	“Research Plan” has the meaning set forth in Section 3.1.1 (Research Plan).

1.69	“Research Program” has the meaning set forth in Section 3.1.1 (Research Plan).

1.70	“Subcontractor” has the meaning set forth in Section 3.3 (Subcontractors).

1.71	“Sublicensee” means an Affiliate or Third Party to whom the applicable Party has granted a right to exercise any of the rights granted to such Party by the other Party hereunder.

1.72	“Term” has the meaning set forth in Section 9.1 (Term; Termination).

1.73	“Termination Event” has the meaning set forth in Section 9.1 (Term; Termination).

1.74	“Third Party” means any Person other than Imugene, Eureka, and their respective Affiliates.

1.75	“Trademarks” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, symbols, designs, and all other indicia of ownership or origin, and combinations thereof.

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2.	GOVERNANCE

2.1	Joint Steering Committee. Prior to or within five days after the Effective Date, the Parties will form a joint steering committee (“JSC”) to oversee the collaboration and exchange of services, technology, and other information between the Parties. The JSC will have two participants from each Party (or such other number of representatives as the Parties may agree in writing), which initial participants from Eureka will be Vivien Chan and Guangyan Xiong, and from Imugene will be Monil Shah and Nick Ede. The participants from each Party will be members of such Party’s senior management or senior scientific teams, as appropriate, and each Party may change one or more of its representatives to the JSC upon written notice to the other Party. The Project Manager of Imugene and the Chief Operating Officer of Eureka will be the co-chairpersons of the JSC and, in such capacity, will be responsible for agreeing on and setting the agenda of meetings of the JSC, with input from the other participants, and for conducting the meetings of the JSC and circulating minutes thereafter. The JSC will meet every month or at a frequency otherwise agreed by the JSC (“JSC Meetings”). The Parties agree that their respective alliance managers and working team members may attend the JSC meetings on a non-voting basis. If agreed by the JSC on a case-by-case basis, the JSC may invite other non-members to participate in the discussions and meetings of the JSC on a non-voting basis, provided that any such non- member participants that are not employees of a Party are bound by written obligations of confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement. In addition to JSC Meetings, one or more members of the JSC (or their delegees), with other scientists as appropriate and agreed, will meet more frequently to plan scientific experiments, exchange data, and discuss results, in each case, related to the Research Activities.

2.2	JSC Responsibilities. The JSC will retain oversight and information sharing responsibilities with respect to activities conducted under this Agreement, and in particular will have the following responsibilities:

2.2.1	review, discuss, and determine whether to approve proposed Research Plan, as described in Section 3.1.1 (Research Plan);

2.2.2	develop and determine whether to approve the Research Budget, as described in Section 3.1.2 (Research Budget);

2.2.3	oversee and monitor the progress of activities under the Research Program, as described in Article 3 (Research Program);

2.2.4	determine whether the Research Activities under a particular Research Plan have been concluded;

2.2.5	determine whether to terminate activities under the Research Plan, as described in Section 3.1.4 (Termination of Research Plan);

2.2.6	review and discuss each Party’s estimates of the FTEs anticipated to be dedicated to, and Out-of-Pocket Costs anticipated to be incurred in, the performance of the Research Activities, as described in Section 3.6 (Research Program Costs);

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2.2.7	review, discuss, and determine whether to approve (a) any updates to the Research Plan or Research Budget included therein, as described in Section 3.1.3 (Research Plan Updates), and (b) any excess Out-of-Pocket Costs incurred by either Party in the performance of any Research Activities, as described in Section 3.6 (Research Program Costs);

2.2.8	review, discuss, and determine whether to approve any additional Research Plan, as described in Section 3.1.5 (Additional Research Plan);

2.2.9	review and discuss any Discovery Data submitted to the JSC by either Party;

2.2.10	determine whether a Discovery Construct is suitable to commence further pre- clinical Development directed to the filing of an IND;

2.2.11	form such other committees as the JSC may deem appropriate, including establishing a separate committee or review process that will convene at least once each Calendar Quarter to review intellectual property matters that arise under this Agreement;

2.2.12	attempt to resolve any disputes between the Parties related to the performance of the Research Activities on an informal basis (subject to Section 2.4 (Decision Making), Section 2.5 (Resolution of Disputes), and Section 2.6 (Limitations on JSC Decision Making Authority)); and

2.2.13	determine which Party will control enforcement and defense of the Joint Collaboration Patent Rights pursuant to Section 4.6 (Enforcement of Joint Collaboration Patent Rights).

2.3	Progress Reports. Prior to each JSC Meeting, each Party will provide to the other Party’s representatives on the JSC: (a) a written progress report (which may be provided by e-mail) that will (i) describe the Research Activities performed by or for such Party to date, including a summary report of the results to date and, if appropriate, all material data supporting such results generated by such Party under the Research Program (if any), (ii) evaluate the progress of the Research Activities performed in relation to the goals of the Research Program and set forth under the Research Plan, and (iii) describe the amounts spent or committed to be spent to date under each Research Budget; (b) any proposed updates to the Research Plan, including any update to any budget set forth in the Research Plan; and (c) such other information designated to be provided under the Research Plan. Each Party will provide to the JSC its advice and recommendations concerning such reports (and the information and data therein) where necessary or useful for the JSC to make recommendations concerning the Research Program, and shall endeavor to answer any questions or provide any additional data required for the JSC to make an informed decision regarding the Research Plan or the Research Program.

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2.4	Decision Making.

2.4.1	Authority to Make Decisions. A quorum for a meeting of the JSC will require the presence of at least one JSC representatives from each of Eureka and Imugene or suitable delegates of either Party’s representatives if agreed by the Parties in advance. Any decisions by the JSC will require the unanimous vote of the JSC, with each Party having one vote. Except as otherwise expressly set forth in this Agreement, the phrase “determine,” “designate,” “confirm,” “resolve,” “approve,” or “determine whether to approve” by the JSC and similar phrases used in this Agreement will mean approval in accordance with this Section 2.4 (Decision Making), including the escalation provisions herein.

2.4.2	Decisions of the JSC. The JSC will use good faith efforts, in compliance with this Section 2.4.2 (Decisions of the JSC), to promptly resolve any such matter for which it has authority. Subject to the terms of this Agreement, including Section 2.6 (Limits on JSC Decision Making Authority), if the JSC cannot or does not, after reasonable efforts, reach agreement on a matter referred to it by any sub-committee or any matter that is within the scope of the JSC’s authority pursuant to Section 2.2 (JSC Responsibilities) within a period of 30 days following initial discussion thereof by the JSC, then a Party may refer such matter for resolution in accordance with Section 2.5.1 (Referral to Executive Officers) to the Chief Executive Officer of Eureka and the Chief Executive Officer of Imugene (collectively, the “Executive Officers”).

2.5	Resolution of Disputes.

2.5.1	Referral to Executive Officers. If a Party makes an election under Section 2.4.2 (Decisions of the JSC) to refer a matter on which the JSC cannot reach a consensus decision for resolution by the Executive Officers, then each Party’s representatives to the JSC will communicate the respective positions of such Party to their respective Executive Officers. The Executive Officers will use good faith efforts to resolve any such matter so referred to them as soon as practicable and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties.

2.5.2	Final Decision-Making Authority. If the Executive Officers are unable to reach agreement on any such matter referred to them within 15 Business Days after such matter is so referred (or such longer period as the Executive Officers may agree upon), then no decision will be deemed to have been made with respect to such subject; provided that to the extent there are ongoing Research Activities that can be completed within the existing Research Budget (absent any agreement on approval of any update thereto), then the Party responsible for conducting such Research Activities pursuant to such Research Plan will continue such Research Activities through completion or exhaustion of the amounts remaining in the existing Research Budget as applied to such Research Activities, whichever is the earlier, and in either case, in absence of a decision to the contrary.

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2.6	Limits on JSC Decision Making Authority. Notwithstanding any provision to the contrary set forth in this Agreement, without each Party’s prior written consent, no decision of the JSC may (a) take or decline to take any action that would be reasonably likely to result in a violation of any applicable Law, the requirements of any Governmental Authority, or any agreement between a Party and any Third Party or that would be reasonably likely to result in the infringement, misappropriation, or other violation of any Intellectual Property Rights of any Third Party; provided that such Party provides a copy of any such agreement to the other Party, (b) conflict with this Agreement, (c) excuse a Party from any obligation specifically enumerated under this Agreement, (d) negate any consent right or other right specifically allocated to a Party under this Agreement, (e) resolve any dispute involving the breach or alleged breach of this Agreement or amend or modify this Agreement or any of the Parties’ respective rights and obligations hereunder, (f) resolve a matter if the provisions of this Agreement specify that agreement of the Parties, including consent of each Party, is required for such matter, or (g) require a Party to perform any act that would cause such Party to breach any of its obligations hereunder.

3.	RESEARCH PROGRAM

3.1	Research Program.

3.1.1	Research Plan. Once the JSC has been formed pursuant to Section 2.1 (Joint Steering Committee), the JSC will promptly review, discuss, and determine the research activities to be performed by the Parties under the collaboration related to interrogation of Eureka’s Technology in combination with Imugene’s Technology for efficacy in solid tumors (each combination construct, a “Discovery Construct” (such activities, the “Research Program”). All activities to be performed in furtherance of the Research Program will be conducted by the Parties pursuant to the written Research Plan specified in Exhibit A that outlines the research activities that will be performed with respect to a particular identified combination construct (as such plans may be updated pursuant to Section 3.1.3 (Research Plan Updates), the “Research Plan”).

3.1.2	Research Budget. Each Party or its authorized Third Party designees will perform the Research Activities as set forth in the Research Plan in accordance with a detailed written budget that sets forth the number of FTEs anticipated to be dedicated to, and the Out-of-Pocket Costs to be incurred in, the performance of such Research Activities (the budget for the Research Plan, as may be amended pursuant to Section 3.1.3 (Research Plan Updates), a “Research Budget”). All internal personnel and resources of each Party (and the internal costs associated therewith) under each Research Budget will be expressed in terms of FTEs plus any direct Out-of-Pocket Costs to be incurred in the performance of such Party’s Research Activities as outlined in the Research Plan. The JSC will review, discuss, and determine whether to approve each Research Budget.

3.1.3	Research Plan Updates. From time to time during the Term, but no less frequently than every six to eight months, the JSC will review and, if needed or reasonable to do so, will update the Research Plan (including the Research Budget set forth therein), including to contemplate the performance of additional trials through completion of the Research Plan. Such update to the Research Plan will take into account, as applicable, emerging data, regulatory input, and other issues that may arise during the course of performance of activities under the Research Plan. The JSC will review, discuss, and determine whether to approve such update, and upon the JSC’s approval thereof, an update to the Research Plan or Research Budget will be documented in writing and signed by each Party’s representatives to the JSC. Thereafter, such updated Research Plan and Research Budget will be deemed to supersede the prior version.

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3.1.4	Termination of Research Plan. The JSC may determine to terminate further activities under the Research Plan, and upon such a determination by the JSC, each Party will cooperate in good faith to wind down any then-ongoing activities under any the terminated Research Plan.

3.1.5	Additional Research Plan. The Parties may discuss and negotiate in good faith to initiate activities to be performed for additional constructs under additional Research Plans. Such additional Research Plan will be submitted to the JSC to review, discuss, and determine whether to approve. For clarity, the JSC must review and ratify the Research Plan and associated Research Budget prior to the initiation of any activities thereunder.

3.2	Research Program.

3.2.1	Commencement of Activities. The Research Program will begin upon the Effective Date and will continue until the end of the Term.

3.2.2	Research Activities. Each Party will perform all activities assigned to it under the Research Plan in accordance with such plan (together with any other activity expressly set forth under this Agreement to be performed by or on behalf of a Party during the Term, the “Research Activities”). The Parties will appropriately resource and prioritize the performance of all Research Activities according to the FTE estimates, timelines, and deliverables set forth in the Research Plan. The Parties will not perform any activities in furtherance of the Research Program that are not set forth in the Research Plan or otherwise agreed upon by the Parties in writing.

3.3	Subcontractors. Without the other Party’s prior written consent, neither Party will engage any Third Party, including any consultant, contractor, or agent, in the performance of activities allocated to such Party in the Research Plan (each a “Subcontractor”), unless the applicable Third Party is expressly set forth in the Research Plan. Each Party will inform the JSC of any Subcontractor engaged to perform or conduct material portions of the Research Activities under the Research Plan on a periodic basis, no less than once per Calendar Quarter. In any event, each Party will remain at all times fully liable for the performance of its obligations under the Research Plan. Any breach by any of Affiliates, Subcontractors, or other consultants, contractors, or agents, in each case, of a Party, of the terms and conditions of this Agreement will be deemed a breach by such Party. All personnel conducting activities under the Research Plan on behalf of a Party will be bound by a Contract containing terms substantially similar to the terms set forth in Section 7.2.1 (Confidentiality and Invention Assignment Agreements; Controls).

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3.4	Standards of Performance.

3.4.1	Compliance with Law. Each Party will, and will ensure that in its written agreement with its Subcontractors that such Subcontractors are obligated to, conduct its respective activities under the Research Program in accordance with (a) all applicable Laws, including all current governmental regulatory requirements concerning good laboratory practices; and (b) generally prevailing industry standards and practices for the performance of similar services.

3.4.2	No Debarred Persons. Each Party will ensure that neither it nor its Affiliates employs or will employ in any capacity, and will ensure that its Subcontractors, in performing any services hereunder, do not employ in any capacity, the services of any Person debarred under 21 U.S.C. 335a. Each Party will promptly notify the other Party in writing immediately if any such debarment occurs or comes to its attention, and will, with respect to any Person so debarred, promptly remove such Person from performing any function or capacity related to the Research Program.

3.4.3	Facilities. Each Party will have functioning throughout the Term, whether at its own facilities or at a Third-Party site, all duly-certified facilities and technology to perform all activities allocated to such Party under the Research Plan, and expertise to conduct program management, design and oversight of the foregoing activities.

3.4.4	Animal Compliance. Each Party will, and will ensure that its Subcontractors, comply with all applicable Laws relating to the care and use of laboratory animals.

3.4.5	SOPs. Each Party will, upon the other Party’s reasonable request, supply copies to the other Party of all standard operating procedures of such Party (or its applicable Subcontractors to the extent in the possession and Control of such Party) relevant to the activities performed by or on behalf of such Party under the Research Program. In furtherance of the foregoing, each Party will use commercially reasonable efforts to obtain such copies from its Subcontractors, with the right to share the same with the other Party.

3.5	Discovery Data. All raw, analytical, or other data and any, results, records, or reports that are generated by or on behalf of either Party in the course of performing any Research Activities, but excluding any Inventions, (collectively, the “Discovery Data”) will be jointly owned by both Parties, subject to the terms of this Agreement. Discovery Data will be treated as Confidential Information of both Parties for purposes of and subject to the provisions of Article 5 (Treatment of Confidential Information). At each JSC Meeting, each Party will share with the JSC all Discovery Data generated by or on behalf of such Party since the prior JSC Meeting.

3.6	Research Program Costs.

3.6.1	Allocation of Costs. Unless otherwise agreed by the Parties in connection with a given Research Plan and associated Research Budget:

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(a)	Eureka Costs. Eureka will be responsible for all FTE and other internal costs incurred in the performance of all Eureka Research Activities;

(b)	Imugene Costs. Imugene will be responsible for all FTE and other internal costs incurred in the performance of all Imugene Research Activities; and

(c)	Joint Costs. Eureka and Imugene will share equally (50:50) the Out-of- Pocket Costs set forth in the applicable Research Budget plus Allowable Overruns. If either Party incurs Out-of-Pocket Costs in excess of the amount budgeted therefor in the applicable Research Budget plus Allowable Overruns, then the other Party will not be responsible for its 50% share to the extent in excess of such budgeted amount plus Allowable Overruns, unless the JSC approves such excess costs (either before or after such costs have been incurred).

(d)	Agreed Upon Cost Allocations. Notwithstanding anything in this Agreement to the contrary, the Parties agree that the cost of the Research Activities set forth in Section C of Exhibit A shall be allocated between the Parties as set forth therein.

3.6.2	Budgets; Payment. No later than five Business Days prior to the conclusion of each Calendar Quarter during which either Party performs any Research Activities, (a) Eureka will provide to Imugene a written report of all Out-of-Pocket Costs incurred by or on behalf of Eureka during the applicable Calendar Quarter, and (b) Imugene will provide to Eureka a written report of all Out-of-Pocket Costs incurred by or on behalf of Imugene during the applicable Calendar Quarter (the reports to be provided pursuant to the foregoing clauses (a) and (b), the “Cost Report”), which Cost Report will be provided in the format and shall contain the level of detail and include any supporting documentation agreed by the Parties at the JSC. Following receipt of the Cost Report from each Party for the applicable Calendar Quarter, one Party will make a balancing payment to the other Party within 30 days following receipt of the later received Cost Report to effect the cost-sharing principles set forth under Section 3.6.1 (Allocation of Costs). Both Parties will pay all amounts (other than those amounts disputed by either Party in good faith in accordance with the terms and conditions of this Agreement) set forth in each such invoice no later than 45 days after receipt of such invoice.

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3.7	Materials. In order to facilitate activities under a given Research Plan, either Party may provide materials to the other Party under the terms of this Agreement, the transfer of which materials will be documented in writing setting forth (a) the type and name of the materials transferred, (b) the amount of the materials transferred, (c) the date of the transfer of such materials and the purpose of such material transfer by the recipient Party, and (d) any specific restrictions or compliance actions required regarding the use or subsequent transfer of such materials under this (i.e., any consent or notice). Except as otherwise expressly set forth under this Agreement, (i) all materials provided by Imugene to Eureka will, as between the Parties, remain the sole property of Imugene and all materials provided by Eureka to Imugene will remain the sole property of Eureka, (ii) each Party will use the materials provided by the other Party only in the performance of the Research Activities conducted in accordance with the Research Plan, and in accordance with any instructions of the providing Party and applicable Law, and (iii) except as provided in Section 3.3 (Subcontractors), neither Party will use or deliver to or for the benefit of any Third Party any materials belonging to the other Party without the prior written consent of such other Party. Each Party will use the materials supplied under this Agreement with prudence and appropriate caution as not all of their characteristics may be known. Each Party will provide the other with the most current material safety data sheet for the materials upon their transfer. Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

4.	INTELLECTUAL PROPERTY

4.1	Research Plan Licenses.

4.1.1	Grant to Imugene. Eureka hereby grants to Imugene a royalty-free, non-exclusive, worldwide license, with the right to grant sublicenses solely to Subcontractors engaged in accordance with Section 3.3 (Subcontractors), under the Eureka Technology solely to perform the Imugene Research Activities as set forth under and in accordance with the Research Plan. The Parties understand that prior to the Effective Date, Eureka has entered into a license agreement (“Syracuse License Agreement”) with Syracuse Biopharma (Cayman) Ltd. (as predecessor in interest to JW (Cayman) Therapeutics Co. Ltd.) which provides that Eureka has granted a co-exclusive license and other related rights to Syracuse to commercialize Eureka’s platforms in Greater China and the ASEAN countries. Notwithstanding anything to the contrary, any rights granted hereunder by Eureka shall be subject to the Syracuse License Agreement.

4.1.2	Grant to Eureka. Imugene hereby grants to Eureka a royalty-free, non-exclusive, worldwide license, with the right to grant sublicenses solely to Subcontractors engaged in accordance with Section 3.3 (Subcontractors), under the Imugene Technology solely to perform the Eureka Research Activities as set forth under and in accordance with the Research Plan.

4.2	Ownership.

4.2.1	Background Technology. Subject to the provisions of this Article 4 (Intellectual Property), Imugene will retain all rights, title, and interests in and to any Imugene Background Technology and Eureka will retain all rights, title, and interests in and to any Eureka Background Technology. Eureka may update Schedule 1.26 with additional Eureka Background Technology to be used under one or more Research Plan from time to time, and Imugene may update Schedule 1.39 with additional Imugene Background Technology to be used under one or more Research Plan from time to time.

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4.2.2	Joint Collaboration Technology. The Parties will jointly own all rights, title, and interests in and to (a) any Invention made, conceived, discovered, or otherwise generated solely or jointly by or on behalf of both Parties (or their respective Affiliates or Sublicensees) in the performance of activities under or in connection with this Agreement that relate to the combination of the Eureka Background Technology together with any Imugene Background Technology and any Patent Rights that Cover any such Invention and (b) other than any Imugene Improvement or Eureka Improvement, any other Invention made, conceived, discovered, or otherwise generated solely or jointly by or on behalf of both Parties (or their respective Affiliates or Sublicensees) in the performance of activities under or in connection with this Agreement and any Patent Rights that Cover any such Inventions (in each case ((a) and (b)) the “Joint Collaboration Technology”). Notwithstanding anything to the contrary herein, and for the avoidance of doubt, any Invention that relates to the combination of the Imugene Background Technology together with any Eureka Background Technology, and any Patent Rights that Cover any such Invention, shall be deemed to be Joint Collaboration Technology.

4.2.3	Improvements. Except as expressly set forth in Section 4.2.2 (Joint Collaboration Technology), Eureka will own all rights, title, and interests in and to all Eureka Improvements and Imugene will own all rights, title, and interest into and to all Imugene Improvements.

4.2.4	Ownership Dispute. If the Parties disagree as to whether any Invention that is made, conceived, discovered, or otherwise generated by or on behalf of either Party (or its Affiliates or Sublicensees) in the performance of activities under or in connection with this Agreement constitutes Joint Collaboration Technology, a Imugene Improvement or a Eureka Improvement, then either Party may refer the matter to each Party’s intellectual property counsel or their designees (the “IP Counsels”) to make such a determination. The IP Counsels will meet promptly to discuss and resolve the matter within 15 Business Days after referral of such matter to such IP Counsels. If the IP Counsels cannot agree on a resolution to the matter within such 15 Business Day period following such referral, which period may be extended upon prior agreement by both IP Counsels, then either Party may refer such matter for resolution to an independent Third-Party expert agreed upon by the Parties within 15 Business Days after the IP Counsels have failed to resolve such matter (or such longer period as may be agreed by the IP Counsels). Such independent Third-Party expert will be an attorney who has practiced United States patent law for at least 10 years (or who has such other similar credentials as agreed by the Parties), and unless otherwise agreed in writing by the Parties, must not be a current or former employee, contractor, agent (including counsel), or consultant of either Party or its Affiliates. The Party bringing a dispute pursuant to this Section 4.2.4 (Ownership Dispute) will promptly engage such expert and the Parties will share the expenses paid to such expert equally (50:50). The parties will instruct the expert to deliver its written decision to the Parties (including a detailed report as to such expert’s rationale for such decision) no later than 30 days after the engagement of such expert by the referring Party (or such longer period as may be agreed by the Parties), such expert will and such decision will be binding on the Parties. If such expert determines that any such Invention is Joint Collaboration Technology, a Imugene Improvement or a Eureka Improvement, then such determination will be binding on the Parties. All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law.

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4.2.5	Assignments. Imugene hereby assigns and agrees to assign to Eureka (a) any and all interest in and to any Eureka Improvements and any Patent Rights Covering any such Eureka Improvement and (b) a joint, undivided interest in and to any Joint Collaboration Technology (to the extent not jointly invented). Eureka hereby assigns and agrees to assign to Imugene (i) any and all interest in and to any Imugene Improvements and any Patent Rights Covering any such Imugene Improvement and (ii) a joint, undivided interest in and to any Joint Collaboration Technology (to the extent not jointly invented). The Party assigning (the “Assigning Party”) any Improvements or Joint Collaboration Technology to the other Party (the “Assignee Party”) hereunder will provide any reasonable cooperation that the Assignee Party reasonably determines is necessary or desirable to accomplish the complete assignment and transfer of such Improvements or Joint Collaboration Technology to the Assignee Party, including executing further assignments, consents, releases, and other commercially reasonable documentation, and providing good faith testimony by affidavit, declaration, deposition, in-person or other proper means in support of any effort by the Assignee Party to establish, perfect, defend, or enforce its rights in the Improvements or Joint Collaboration Technology through prosecution of governmental filings (including Patent Rights), regulatory proceedings, litigation, or other means. The Assignee Party will promptly reimburse the Assigning Party for any reasonable out-of-pocket costs and expenses incurred by the Assigning Party in providing such cooperation. The Assigning Party will obtain the cooperation of the individual inventors of any inventions assigned pursuant to this Section 4.2.5 (Assignments) if the Assignee Party applies for any Patent Rights for the assigned Improvements, and cause them to sign any documentation reasonably necessary to obtain patent protection for such Improvements and to provide good faith testimony by affidavit, declaration, deposition in-person, or other proper means in support of the Assignee Party’s efforts in establishing, perfecting, or defending Patent Rights Covering any such Improvements. The Assignee Party will promptly reimburse the Assigning Party for any reasonable out-of-pocket costs and expenses incurred by the Assigning Party in obtaining such cooperation of such individual inventors. To the extent that any Improvement cannot be immediately assigned and transferred by the Assigning Party, then pending such assignment and transfer, the Assigning Party hereby grants the Assignee Party an irrevocable, worldwide, fully-paid up, royalty-free, exclusive license, with the right to sublicense through multiple tiers, to make, have made, use, sell, offer to sell, import, export, and otherwise exploit or utilize in any manner such Improvement.

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4.2.6	Practice Under and Other Use of Joint Collaboration Technology. Subject to the rights and licenses granted to, and the obligations of, each Party pursuant to this Agreement, the Parties will jointly own all Joint Collaboration Technology, as set forth in Section 4.2.2 (Joint Collaboration Technology), and all Discovery Data, as set forth in Section 3.5 (Discovery Data), and each Party shall be entitled to the free use and enjoyment of all such Joint Collaboration Technology and Discovery Data, provided that each Party may only disclose or license Discovery Data to Third Parties if such disclosure is made pursuant to a confidential disclosure agreement Subject to the rights granted under and the restrictions set forth in this Agreement, neither Party will have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign, or otherwise exploit any Joint Collaboration Technology or Discovery Data by reason of joint ownership thereof, and each Party hereby waives any right it may have under the applicable Law of any jurisdiction to require any such approval or accounting. To the extent any further consent is required to enable a Party to so license or exploit its interest in the Joint Collaboration Technology or Discovery Data, the other Party may not unreasonably withhold consent to such request, and shall deliver such consent, if applicable, promptly upon such Party’s reasonable request.

4.3	Disclosure of Inventions. Each Party will promptly disclose to the other Party all Inventions made in the course of performing any Research Activities that such Party makes, conceives, discovers, or otherwise generates, whether solely or jointly with others, within 30 days of becoming aware of such Invention, including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto. Each Party will also promptly respond to reasonable requests from the other Party for additional information relating thereto.

4.4	Licensing of Joint Collaboration Technology.

4.4.1	Joint Development and Commercialization. Following completion of the Research Activities under the Research Plan, the Parties shall discuss whether they want to jointly Develop or commercialize the Discovery Construct that is the subject of the Research Plan (and all products that include such Discovery Construct). Neither Party is required to enter into any Joint Development Agreement concerning the Discovery Data or any Discovery Construct.

4.5	Joint Collaboration Patent Rights.

4.5.1	Filing, Prosecution, and Maintenance. The Parties shall jointly decide the strategy, and with respect to any Joint Collaboration Patent Rights, the preparation, filing, prosecution, and maintenance of all Joint Collaboration Patent Rights throughout the world. Eureka and Imugene will share equally (50:50) of the costs and expenses incurred in preparing, filing, prosecuting, and maintaining such Joint Collaboration Patent Rights. If only one Party wishes to file a patent on any Joint Collaboration Patent Rights, then such Party shall assume all the costs related to such patent, and the other Party shall assign all rights to such patent to the prosecuting Party as if they were Improvements of that Party, and the other Party may only use such patent rights for internal research purposes.

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4.5.2	Background Technology. Each Party will be responsible for the preparation, filing, prosecution, maintenance, defense and extension of Patent Rights claiming Improvements to such Party’s Background Technology and any other Inventions made solely by or on behalf of a Party that are not otherwise included in the Joint Collaboration Technology.

4.6	Enforcement of Joint Collaboration Patent Rights.

4.6.1	Notice. If either Party becomes aware of any potential infringement of any Joint Collaboration Patent Right anywhere in the world, then such Party will promptly notify the other Party in writing.

4.6.2	Enforcement. Unless otherwise agreed by the Parties, Imugene will have the sole right, but not the obligation, to take action to obtain a discontinuance of the infringement or bring suit against the Third-Party infringer of any Imugene Background Patent Right, and Eureka will have the sole right, but not the obligation, to take action to obtain a discontinuance of the infringement or bring suit against the Third-Party infringer of any Eureka Background Patent Right. The JSC will decide which Party will have the first right, but not the obligation, to take action to obtain a discontinuance of the infringement or bring suit against the Third-Party infringer of any Joint Collaboration Patent Right. The enforcing Party will have the right to cause the other Party to join as a party plaintiff to any such suit, at the enforcing Party’s expense, where such joinder is necessary for the enforcement of any such Imugene Background Patent Right, Eureka Background Patent Right, or Joint Collaboration Patent Right. If, after 90 days after the date of notice of such infringement, the Party chosen by the JSC to enforce any Joint Collaboration Patent Right has not obtained a discontinuance of infringement of any such Joint Collaboration Patent Right filed suit against such Third Party infringer or provided the Party not chosen by the JSC with information and arguments demonstrating to the Party not chosen by the JSC’s reasonable satisfaction that there is insufficient basis for the allegation of such infringement, then the Party not chosen by the JSC will have the right, but not the obligation, to bring suit against such Third Party infringer of such Joint Collaboration Patent Right with the Party chosen by the JSC’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed.

4.6.3	Recoveries. Each Party will bear its own expenses in connection with any enforcement action taken by such Party. Any recovery obtained by either Party as a result of any proceeding against a Third-Party infringer will be allocated as follows: (a) each Party will be reimbursed pro rata for all out-of-pocket litigation costs incurred by that Party; and (b) after such reimbursement, the Parties will share equally the remaining portion of any such recovery.

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5.	TREATMENT OF CONFIDENTIAL INFORMATION

5.1	Nondisclosure and Non-Use. Each Party agrees that, during the Term and for a period of five years thereafter, the Receiving Party receiving Confidential Information of the Disclosing Party (or that has received any such Confidential Information from the other Party prior to the Effective Date) will (a) maintain in confidence such Confidential Information using the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value; (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below; and (c) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.

5.2	Exceptions. The obligations under Section 5.1 (Nondisclosure and Non-Use) will not apply with respect to any portion of the other Party’s Confidential Information that the Receiving Party can demonstrate:

5.2.1	was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or restrict its use, prior to disclosure by the Disclosing Party;

5.2.2	is subsequently lawfully disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation on the Receiving Party to keep it confidential or restrict its use;

5.2.3	is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, through no wrongful act, fault or negligence on the part of such Receiving Party; or

5.2.4	is independently developed by employees, contractors, consultants, or agents of the Receiving Party or any of its Affiliates through activities outside of the Research Program without the aid, application, or use of Confidential Information of the Disclosing Party.

5.3	Authorized Disclosure. To the extent (and only to the extent) that it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:

5.3.1	filing or prosecuting patent applications and enforcing and defending Patent Rights, in each case, in accordance with this Agreement;

5.3.2	pursuing regulatory filings provided that the Disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information so disclosed outside the applicable governmental authority and to otherwise maintain the confidentiality of such Confidential Information;

5.3.3	prosecuting or defending litigation under this Agreement;

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5.3.4	subject to Section 5.4 (Required Disclosure), complying with applicable Law and with judicial process, if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

5.3.5	disclosing, in connection with the performance of this Agreement and solely on a need-to-know basis, to actual or potential Sublicensees or academic or collaboration partners, including any Subcontractor, or to its Affiliates or its or its Affiliates’ respective employees, contractors (including clinical investigators), consultants or agents; provided that each of the foregoing, prior to any disclosure, is bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5 (Treatment of Confidential Information) and, with respect to Discovery Data, such disclosure is otherwise made in accordance with Section 4.2.6 (Practice Under and Other Use of Joint Collaboration Technology).

5.3.6	disclosing to the members of its board of directors and its attorneys, independent accountants, or financial advisors; provided that each of the foregoing, prior to any disclosure, is bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5 (Treatment of Confidential Information), provided further that such disclosure is only made on a reasonable need-to-know basis.; and

5.3.7	disclosing, solely on a need-to-know basis, to its actual or potential lenders, acquirers, licensors, financing sources, or investors; provided that each of the foregoing, prior to any disclosure, is bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5 (Treatment of Confidential Information). The Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 5.3.7 (Authorized Disclosure) to treat such Confidential Information as protected under this Article 5 (Treatment of Confidential Information).

The Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to Section 5.3.5 through Section 5.3.7 to treat such Confidential Information as protected under this Article 5 (Treatment of Confidential Information).

If and whenever any Confidential Information is disclosed in accordance with this Section 5.3 (Authorized Disclosure), such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (other than by breach of this Agreement). Where reasonably possible and subject to Section 5.4 (Required Disclosure), the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to Section 5.3.1 (Authorized Disclosure) through Section 5.3.4 (Authorized Disclosure) sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

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5.4	Required Disclosure. A Receiving Party may disclose the Disclosing Party’s Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided that, if permitted, the Receiving Party will notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit, or seek confidential treatment for such disclosure, and to file for patent protection if relevant. In any event, the Receiving Party will furnish only that portion of the Confidential Information that it is advised by counsel is legally required, whether or not a protective order or other similar order is obtained by the Disclosing Party.

5.5	Publicity; Publications. Neither Party will use the name, insignia, symbol, trademark, trade name, or logotype of the other Party or its Affiliates in any publication, press release, promotional material, or other form of publicity without the prior written consent of the other Party, except for those disclosures authorized under Section 5.2 (Exceptions) or Section 5.4 (Required Disclosure) or made pursuant to this Section 5.5 (Publicity). Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby, including the Discovery Data, without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned, or delayed. Notwithstanding any provision to the contrary set forth in this Agreement, any disclosure that is required by Law or the rules of a securities exchange, as reasonably advised by the disclosing Party’s counsel, may be made subject to the following terms of this Section 5.5 (Publicity). The Parties agree that any such announcement will not contain business or technical information that is the Confidential Information of the Party not subject to such disclosure obligation and, if disclosure of such business or technical information is required by Law, then the Parties will use reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information that is disclosed to a Governmental Authority. Each Party agrees to provide to the other Party a copy of any public announcement or disclosure required by Law regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release or disclosure. Except under extraordinary circumstances, each Party will provide the other Party with an advance copy of any such announcement or disclosure required by Law at least seven (7) Business Days prior to its scheduled release or disclosure. Each Party will have the right to expeditiously review and recommend changes to any such announcement or disclosure and, except as otherwise required by Law or on the advice of the Party’s counsel whose announcement or disclosure has been reviewed, such Party will remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. The contents of any announcement, similar publicity, or disclosure that has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re- approval so long as such information remains accurate and reasonably up to date so as not to be misleading. The Parties agree that they may collaborate on a joint publication and/or presentation with respect to the Discovery Data results or conclusions. With respect to any publication, the Parties agree to cooperate with each other should they decide to so jointly publish and/or present. Notwithstanding the foregoing, if one Party proposes to separately publish any results or conclusions from the Discovery Data, it must allow the other Party to review any proposed publication thirty (30) days prior to submitting it for publication. If within said period, the reviewing Party notifies the other Party hereto in writing that it wishes publication of identified portions to be delayed in order to protect proprietary information or intellectual property that may be disclosed by the publication or to prepare and file a patent application, the Party so notified will use its best efforts to cause publication to be delayed for up to an additional sixty (60) days.

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6.	REPRESENTATIONS AND WARRANTIES

6.1	Eureka Representations. Eureka represents and warrants as of the Effective Date that:

6.1.1	Eureka is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware;

6.1.2	the execution and delivery of this Agreement and the performance of the transactions and other matters contemplated by this Agreement have been duly authorized by all appropriate Eureka corporate actions;

6.1.3	this Agreement is a legal and valid obligation binding upon Eureka and enforceable in accordance with its terms, and the execution, delivery, and performance of this Agreement by the Parties does not conflict with any Contract or understanding to which Eureka is a party or by which it is bound;

6.1.4	none of the execution, delivery, or the performance by Eureka of this Agreement, nor the consummation by Eureka of the transactions and other matters contemplated hereby will: (a) require the consent of any Person, violate or conflict with, or result in a breach of, any provision of, or constitute a default under (or, with notice or lapse of time or both, would constitute a default under) any Contract that would result in a material adverse effect; or (b) violate or conflict with any Law or court order applicable to Eureka or to which the assets of Eureka are subject or bound that would result in a material adverse effect;

6.1.5	Eureka has the full right and legal capacity to grant the rights granted to Imugene hereunder without violating the rights of any Third Party;

6.1.6	there are no consents, approvals, permits, authorizations, waivers, or other actions by, or filings with or notifications to, any Governmental Authority that are required to be obtained or made by Eureka in connection with the execution, delivery, or performance by Eureka of this Agreement or the performance of Eureka’s obligations hereunder;

6.1.7	Eureka is not currently subject to any Contract between Eureka and any other Person, or to any outstanding order, judgment or decree of any court or administrative agency, that restricts Eureka in any way from granting the rights to Imugene hereunder (including the Options);

6.1.8	to Eureka’s Knowledge, all Patent Rights Controlled by Eureka have been properly filed and prosecuted;

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6.1.9	To Eureka’s Knowledge, no Person is infringing or threatening to infringe or misappropriate any Intellectual Property Rights Controlled by Eureka;

6.1.10	To Eureka’s Knowledge, no Patent Rights Controlled by Eureka are subject to any threatened or ongoing dispute regarding the inventorship or ownership of any rights contained therein; and

6.1.11	Eureka has enforceable written Contracts with all of its employees who (a) may perform services under the Research Program assigning to Eureka ownership of all intellectual property rights created in the course of their employment, or otherwise sufficient for Eureka to comply with its obligations hereunder; or (b) may receive Imugene’s Confidential Information otherwise sufficient for Eureka to comply with its obligations under Section 5 (Treatment of Confidential Information).

6.2	Imugene Representations. Imugene represents and warrants as of the Effective Date that:

6.2.1	Imugene is a corporation duly organized, validly existing, and in good standing under the Laws of Australia;

6.2.2	the execution and delivery of this Agreement and the performance of the transactions and other matters contemplated by this Agreement have been duly authorized by all appropriate Imugene corporate actions;

6.2.3	this Agreement is a legal and valid obligation binding upon Imugene and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any Contract or understanding to which Imugene is a party or by which it is bound;

6.2.4	none of the execution, delivery, or the performance by Imugene of this Agreement, nor the consummation by Imugene of the transactions and other matters contemplated hereby will: (a) require the consent of any Person, violate or conflict with, or result in a breach of, any provision of, or constitute a default under (or, with notice or lapse of time or both, would constitute a default under) any Contract that would result in a material adverse effect; or (b) violate or conflict with any Law or court order applicable to Imugene or to which the assets of Imugene are subject or bound that would result in a material adverse effect;

6.2.5	Imugene has the full right and legal capacity to grant the rights granted to Eureka hereunder without violating the rights of any Third Party;

6.2.6	there are no consents, approvals, permits, authorizations, waivers, or other actions by, or filings with or notifications to, any Governmental Authority that are required to be obtained or made by Imugene in connection with the execution, delivery, or performance by Imugene of this Agreement or the performance of Imugene’s obligations hereunder;

6.2.7	Imugene is not currently subject to any Contract between Imugene and any other Person, or to any outstanding order, judgment or decree of any court or administrative agency, that restricts Imugene in any way from granting the rights to Eureka hereunder (including the Options);

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6.2.8	to Imugene’s Knowledge, all Patent Rights Controlled by Imugene have been properly filed and prosecuted;

6.2.9	To Imugene’s Knowledge, no Person is infringing or threatening to infringe or misappropriate any Intellectual Property Rights Controlled by Imugene;

6.2.10	To Imugene’s Knowledge, no Patent Rights Controlled by Imugene are subject to any threatened or ongoing dispute regarding the inventorship or ownership of any rights contained therein;

6.2.11	Imugene has enforceable written Contracts with all of its employees who (a) may perform services under the Research Program assigning to Imugene ownership of all intellectual property rights created in the course of their employment, or otherwise sufficient for Imugene to comply with its obligations hereunder; or (b) may receive Eureka’s Confidential Information otherwise sufficient for Imugene to comply with its obligations under Section 5 (Treatment of Confidential Information).

6.3	No Other Warranties. Nothing in this Agreement is or will be construed as:

6.3.1	a warranty or representation by either Party as to the validity or scope of any patent application or patent licensed hereunder; and

6.3.2	a warranty or representation that the Research Program will be successful in developing products that will be successfully developed and commercialized.

6.4	Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR AS TO THE SUCCESS OR LIKELIHOOD OF SUCCESS OF THE RESEARCH UNDER THIS AGREEMENT, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

7.	CERTAIN GENERAL COVENANTS

7.1	Imugene and Eureka General Covenants. Each Party covenants to the other Party that, from the Effective Date and during the Term, such Party will perform and observe the following covenants and provisions:

7.1.1	Corporate Existence. It will maintain its corporate existence in good standing in the jurisdiction of its incorporation and the qualification in each other foreign jurisdiction in which it does business, except where the failure to maintain such foreign qualification would not have a material adverse effect on the business, operations, or financial condition of such Party.

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7.1.2	Compliance with Laws. Each Party will comply with all applicable Laws, including Anti-Corruption Laws, the noncompliance with which could adversely affect its business, operations, or condition (financial or otherwise) or adversely affect the ability of each Party to consummate the transactions and other matters contemplated by this Agreement. None of such Party’s employees, agents, or contractors will, directly or indirectly, engage in any activities that violate any Anti-Corruption Law (a) in order to influence official action of any government official, or (b) with the intention of or as a condition to inducing any person to carry out a duty or function improperly or to reach a favorable decision on an improper basis, in each case, in connection with the activities contemplated under this Agreement.

7.1.3	Conduct of Business. Each Party will, (a) conduct its business in the ordinary course of business, (b) use reasonable efforts to keep its physical assets in good working condition, (c) use reasonable efforts to maintain good working relationships with such Party’s lenders, creditors, lessors, lessees, licensors, licensees, employees, contractors, distributors, developers, vendors, clients, customers, suppliers, or other Persons having a material business relationship with such Party, taken as whole, (d) comply in all material respects with all applicable Law and obligations under any material Contracts of such Party, and (e) ensure that no Contracts entered into by such Party contain any provisions preventing the other Party from reviewing such Contracts or any data created pursuant to such Contracts in connection with its rights under this Agreement.

7.1.4	Maintenance of Insurance. Each Party will maintain insurance with insurance companies or associations that such Party reasonably believes to be financially sound and reputable, in such amounts and covering such risks, as determined by such Party’s board of directors in good faith, as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Party operates.

7.2	Eureka and Imugene Covenants. Each Party covenants and agrees that, from the Effective Date and during the Term, such Party will perform and observe the following covenants and provisions:

7.2.1	Confidentiality and Invention Assignment Agreements; Controls. Each Party will obtain and maintain enforceable written Contracts with all of its employees, .assigning to such Party’s ownership of (and waiving any moral, all intellectual property rights created in the course of their employment or service, or otherwise sufficient for such Party to comply with its obligations. In addition, each Party will obtain and maintain enforceable written Contracts with all of its employees, and will use reasonable efforts to obtain and maintain enforceable written contracts with its Subcontractors, consultants, and agents who may perform activities in furtherance of the Research Program or receive the other Party’s Confidential Information (a) agreeing to keep Confidential Information of Eureka and Imugene confidential (and otherwise sufficient for such Party to comply with its obligations under Article 5 (Treatment of Confidential Information) regarding the other Party’s Confidential Information); and (b) agreeing not to, directly or indirectly solicit (in any capacity, whether individually or as employee, contractor, agent, joint venturer, partner of a Third Party or otherwise) any person who currently is or was employed by such Party. In addition, such Party will adopt and publish internal policies and take all other necessary and reasonable steps to protect and preserve the confidentiality of its trade secrets and other proprietary and confidential information, and all disclosure of such information to, and use by, any Third Party (other than (i) competent regulators, accountants and counsel, in each instance acting in their professional capacities, or (ii) pursuant to an applicable governmental order) has been pursuant to the terms of a written confidentiality agreement between such Third Party and such Party.

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7.2.2	Notice of Infringement. If such Party learns of any actual, alleged, or threatened infringement by a Third Party of the Joint Collaboration Patent Rights, then such Party will promptly notify the other Party, and such Party and will provide the other Party with available evidence of such infringement.

7.2.3	Qualified Personnel. Such Party will ensure that (a) neither such Party nor any employee, agent or Subcontractor of such Party that will be involved in the conduct of the Research Program has been debarred under Subsection (a) or (b) of Section 306 of the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. §335a); (b) no Person who has been debarred under Subsection (a) or (b) of Section 306 of such Act will be employed by such Party or any Sublicensee or Subcontractor of such Party in the conduct of the Research Program; and (c) no Person on any of the FDA clinical investigator enforcement lists will participate in the conduct of the Research Program. Such Party will promptly notify the other Party in writing if, at any time, such Party becomes aware of any facts or circumstances that would make the preceding statements untrue or inaccurate in any respect, specifying such facts or circumstances in reasonable detail.

8.	INDEMNIFICATION

8.1	Indemnification by Imugene. Subject to Section 8.3 (Indemnification Procedures), Imugene will indemnify, defend, and hold harmless the Eureka Indemnitees from and against any and all losses, damages, fees, expenses, settlement amounts, and costs (including reasonable attorneys’ fees and witness fees) (collectively, “Losses”) arising from any Third Party claim, arising out of (a) any breach by Imugene of its representations, warranties, or covenants made under this Agreement; or (b) gross negligence or willful misconduct of Imugene or its Affiliates or its or their Sublicensees, or any of their employees, contractors, or agents, in connection with this Agreement or the performance Imugene’s obligations or exercise of Imugene’s rights under this Agreement; provided, however, that the foregoing indemnity will not apply to the extent that any such Losses (i) are attributable to the gross negligence or willful misconduct of any Eureka Indemnitees, or (ii) are otherwise subject to an obligation by Eureka to indemnify the Imugene Indemnitees under Section 8.2 (Indemnification by Eureka).

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8.2	Indemnification by Eureka. Subject to Section 8.3 (Indemnification Procedures), Eureka will indemnify, defend, and hold harmless the Imugene Indemnitees from and against any and all Losses arising from a Third Party claim, arising out of (a) any breach by Eureka of its representations, warranties, or covenants made under this Agreement; or (b) gross negligence or willful misconduct of Eureka or its Affiliates or its or their Sublicensees, or any of their employees, contractors, or agents, in connection with this Agreement or the performance Eureka’s obligations or exercise of Eureka’s rights under this Agreement; provided, however, that the foregoing indemnity will not apply to the extent that any such Losses (i) are attributable to the gross negligence or willful misconduct of any Imugene Indemnitees; or (ii) are otherwise subject to an obligation by Imugene to indemnify the Eureka Indemnitees under Section 8.1 (Indemnification by Imugene).

8.3	Indemnification Procedures. If any Indemnitee is seeking indemnification under Section 8.1 (Indemnification by Imugene) or Section 8.2 (Indemnification by Eureka) from a Party (the “Indemnifying Party”), then such seeking Party will notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on behalf of itself and such Indemnitee) will permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and will cooperate as reasonably requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under Section 8 (Indemnification) will not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action, or other proceeding if such settlement is effected without the written consent of the Indemnifying Party. The Indemnifying Party will not unreasonably withhold, condition, or delay its consent to a settlement solely for monetary consideration that is proposed by the Indemnitee. The Indemnitee, its employees and agents, will reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 8.1 (Indemnification by Imugene) or Section 8.2 (Indemnification by Eureka).

8.4	LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF SECTION 4.2.3 (IMPROVEMENTS), ARTICLE 5 (TREATMENT OF CONFIDENTIAL INFORMATION), FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 8 (INDEMNIFICATION), OR FOR ANY LIABILITY ARISING FROM A PARTY’S FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY DIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, OR LOST PROFITS OR REVENUES ARISING OUT OF OR RESULTING FROM THIS AGREEMENT, REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

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9.	TERM AND TERMINATION

9.1	Term; Termination. The term of this Agreement (the “Term”) will commence on the Effective Date and will continue as long as there are Research Activities being performed under the Research Plan, unless further extended by written consent of the Parties, or unless earlier terminated in accordance with this Section 9.1 (Term; Termination) This Agreement may be terminated as follows (each of the following, a “Termination Event”):

9.1.1	in its entirety, by written agreement of each Party;

9.1.2	from and after the first anniversary of the Effective Date ( or the termination of all research under the Research Plan, whichever comes first), by either Party with respect to the entire Agreement, one or more Research Plan, in either case, effective upon 60 days’ prior written notice to the other Party;

9.1.3	by either Party, with respect to the entire Agreement, if the other Party materially breaches this Agreement and fails to cure such breach within 60 days after receiving written notice thereof.

9.2	Effects of Expiration or Termination. Upon the occurrence of a Termination Event pursuant to Section 9.1 (Term; Termination) then, except as otherwise stated in Section 9.4 (Surviving Provisions), the terms of this Agreement and all rights and obligations of each Party set forth herein will terminate, and each Party will cooperate in good faith to wind down any then-ongoing activities under the Research Plan.

9.3	Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 9 (Term and Termination) are in addition to any other relief and remedies available to either Party at law.

9.4	Surviving Provisions. Notwithstanding any provision to the contrary set forth in this Agreement, the rights and obligations of the Parties set forth in Articles 1, 5, 6, 7, 8, 10 and 11 and Sections 3.5, 3.6, 3.7, 4.2, 4.3, 4.4, 4.5, 4.6, 9.2, 9.3 and 9.4 , as well as any rights or obligations otherwise accrued hereunder, will survive the expiration or termination of this Agreement for any reason.

10.	DISPUTES

10.1	Disputes. Except as otherwise set forth in this Agreement, including Section 2.5 (Resolution of Disputes) and Section 4.2.4 (Ownership Dispute), disputes of any nature arising under, relating to, or in connection with this Agreement (“Disputes”) will be resolved pursuant to this Article 10 (Disputes).

10.2	Executive Officer Escalation. In the event of any Dispute between the Parties is not resolved on an informal basis within 20 days from receipt of a written notice of a Dispute, either Party may, by written notice to the other, have such Dispute referred to the Executive Officers (or their designee, which designee is required to have decision-making authority on behalf of such Party), who will attempt to resolve such Dispute by negotiation and consultation for a 15 Business Day period following receipt of such notice. The Executive Officers (or their designees, as applicable) will use good faith efforts to resolve any such Dispute so referred to them as soon as practicable, and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties.

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10.3	Litigation. Except as set forth in Section 4.4.1 (Arbitration for Failure to Agree), any Dispute that is not resolved by the Parties through informal negotiation or escalation to Executive Officers for formal negotiation pursuant to Section 10.2 (Executive Officer Escalation) will be subject to the sole jurisdiction of, and venue in, the U.S. federal courts of competent jurisdiction located within Delaware, USA, if available, and otherwise the state courts of competent jurisdiction located within Delaware, USA. Imugene and Eureka each irrevocably consent to the jurisdiction of such courts, irrevocably waive any objection based on inconvenience of forum, and agree that process may be served in the manner provided herein for giving notices or otherwise as allowed by California or applicable federal law. EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL. Notwithstanding the foregoing, each Party stipulates and agrees that either Party may seek any or all forms of appropriate relief, including specific performance, temporary, preliminary and permanent injunctive relief, monetary damages, and other remedies available at law or in equity in relation to any breach or threatened breach of this Agreement, as appropriate and that any such remedy pursued by such Party will not be exclusive of any other remedies available to such Party in relation to such breach or threatened breach.

11.	MISCELLANEOUS

11.1	Notices. All notices that are required or permitted hereunder will be in writing and sufficient if delivered by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, and in each case, addressed as follows (with a courtesy copy sent by email, which will not constitute notice):

If to Eureka:

Eureka Therapeutics, Inc.
5858 Horton Street, Suite 170
Emeryville, CA 94608, USA

Attention:         Cheng Liu, CEO

Email: cheng.liu@eurekainc.com

Vivien Chan, COO

Email: vivien.chan@eurekainc.com

Victor Shum, CBO and General Counsel

Email: victor.shum@eurekainc.com

If to Imugene:

Imugene Limited
Level 3, 62 Lygon Street
Carlton, VIC 3053, Australia
Attention:         Leslie Chong, MD & CEO

Email: leslie.chong@imugene.com

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or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) on the Business Day after dispatch if sent by internationally-recognized overnight courier; or (b) on the fifth Business Day after dispatch if sent by registered or certified mail, postage prepaid, return receipt requested.

11.2	Governing Law. This Agreement will be construed, interpreted, and applied in accordance with the laws of the State of Delaware (excluding its body of law controlling conflicts of law).

11.3	Entire Agreement; Amendment. This Agreement and the other agreements referred to herein constitute the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification will be effective unless in writing with specific reference to this Agreement and signed by the Parties.

11.4	Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof will in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term will be deemed as a continuing waiver of such condition or term or of another condition or term.

11.5	Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

11.6	Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated, or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other, except that either Party may assign this Agreement and it rights and obligations hereunder in whole or in part to an Affiliate of such Party or in whole to its successor-in-interest in connection with a Change of Control of such Party. Any purported assignment in violation of this Section 11.6 (Assignment) will be null, void, and of no legal effect. The terms and conditions of this Agreement will be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

11.7	Construction. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement will be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

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11.8	Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Exhibits will be construed to refer to Articles, Sections, Schedules, or Exhibits of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

11.9	Severability. If any provision of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then-current applicable Law from time to time in effect during the Term, it is the intention of the Parties that such provision be deemed to be severed from this Agreement and the remainder of this Agreement will not be affected thereby. The Parties agree to renegotiate any such severed provision in good faith in order to provide a reasonably acceptable, valid alternative to the severed provision, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.10	Status. Nothing in this Agreement is intended or will be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

11.11	Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that each Party, as licensee, may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets. The Parties further agree that, in the event that a Party elects to retain its rights as a licensee under such Code, such Party will be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology will be delivered to the licensee Party not later than:

(a)	the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement; or

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(b)	if not delivered under Section 11.11(a) (Section 365(n)) above, upon the rejection of this Agreement by or on behalf of the licensor, upon written request.

Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

11.12	Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.13	Counterparts. This Agreement may be executed simultaneously in one or more counterparts, by digital or telephonic facsimile transmission, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Eureka Therapeutics, Inc.	Imugene Limited

By:	By:

Name:	Name:

Title:	Title:

ETCA-21-01224

(Signature Page of collaboration Agreement)

Exhibit A

Research Plan

A-1

Imugene and Eureka Research Plan

APPENDIX A

Research Plan

Eureka’s anti-CD19 Artemis® T cells in combination with Imugene’s CF33-CD19t

Section A:       Research Activities

[***]

A-1

Imugene and Eureka Research Plan

Section B:       Estimated Timeline

The estimated timeline for the proof-of-concept study, together with expected go/no go decision points is set forth below:

[***]

A-2

Imugene and Eureka Research Plan

Section C:       Agreed Upon Allocation of Costs

Notwithstanding anything to the contrary, the Parties agree that the allocation of costs related to the Research Plan is set forth below.

[***]

***

A-3

Current List of Eureka Background Patent Right_10-18-2021

Schedule 1.26

Eureka Technology

[***]

Confidential	p 1 of 1

Schedule 1.39

Imugene Technology

[***]